January 14, 2008 11:07 AM Eastern Time

TPID Hires Former Liaison for AQSIQ in North America to Help Oversee Initial Rollout of Its Gas Tank Contract with AQSIQ

BEIJING & PHILADELPHIA--(BUSINESS WIRE)--True Product ID, Inc. (OTCBB:TPDI) today announced that the Company hired former liaison to the State General Administration for Quality Supervision, Inspection and Quarantine of the People's Republic of China ("AQSIQ") for manufacturers and exporters in North America, KeKe Wang, as its new president. Bi-lingual and educated both in China and the U.S., Wang was recently in Beijing with TPID Chairman and CEO, William Dunavant, to oversee TPID's rollout of its Gas Tank Contract with AQSIQ.

Wang worked with AQSIQ in 2004, several years before AQSIQ issued its Official Government Circular this summer mandating the use of TPID's S-DNA anti-counterfeiting and KMACK product safety monitoring technology for all gas tanks, other pressurized tanks, and other special equipment in China. After AQSIQ passed its initial set of product safety regulations for special equipment in 2003, in conjunction with the Chinese Consulate in New York, Wang organized two delegations of AQSIQ officials to the U.S. in 2004, whereupon Wang was asked by AQSIQ's Center of Boiler and Pressure Vessel Inspection and Research to help disseminate AQSIQ's Import Boiler and Pressure Vessel Safety Quality Licensing requirements to manufacturers and exporters in the U.S. and Canada and to help work with North American manufacturers and exporters to secure the required product safety and licensing certifications for import into China. Wang's relationship with AQSIQ and experience with AQSIQ's pressure vessel quality safety initiatives should be invaluable as TPID rolls out the initial phase of TPID's gas tank contract with AQSIQ in six provinces and districts in China. Similarly, Wang's interaction on AQSIQ's behalf with North American companies should help when TPID expands its operational basis, which initially focuses on China, to North America.

Wang has worked closely with, and has helped form a bridge between, U.S. and Chinese governments and industry for over 15 years. Wang was asked by the Commonwealth of Pennsylvania and its Department of Commerce in 1993 to create Pennsylvania's first trade office in China and to conduct its first trade mission to China, and in 1996 to represent the Commonwealth of Pennsylvania in Tianjin (China's 4th largest city). In 2002, Wang was appointed by then Philadelphia Mayor John Street to form and run the China Trade Center of Philadelphia, an organization which works in coordination with the City of Philadelphia and its Commerce Department to promote trade and other opportunities between Philadelphia and China. In 2001 and 2006, Wang organized the first and second trade missions for the City of Philadelphia to China. In 2006, Wang was appointed to be the executive director, China operations, for The Splendor of China™, a significant trade, business, government, and cultural initiative and event between China and Pennsylvania/Philadelphia, which has worked with the Chinese Ministry of Commerce and the Chinese Consulate in New York and plans to bring together in Philadelphia Chinese and U.S. manufacturers, exporters/importers, and government organizations, among others.

In addition to AQSIQ, Wang has forged close and critical relationships with other leading Chinese Government entities and industries, including, but not limited to, the Ministry of Commerce, the Ministry of Culture (and its cultural antiquity preservation division), the Ministry of Agriculture, the Ministry of Education, the Tourism Administration, the Sports Administration, and Overseas Chinese Affairs Office, the Association of Chinese Mayors, the city/provincial governments of Beijing, Shanghai, Tianjin, Xiamen, Nantong, and Dalian, the provincial governments of Anhui and Liaoning Province, and leading Chinese companies as Air China, China Southern Airline, Jian Nan Chun (one of China's leading liquor manufacturers), Chery Automobiles (one of China's leading automobile manufacturers), the Chinese Basketball Association, and Nike China. Many of these relationships of Wang will help TPID's ongoing initiatives in China related to such applications as sports tickets, agricultural products, auto parts, aviation parts, liquor bottles, and sports apparel, all of which have recently faced challenges related to counterfeiting and quality assurance and safety.

Fluent in Chinese and English, Wang obtained his undergraduate degree from the Foreign Language Department at Guangxi Normal University in Guilin, China. Upon moving to the U.S. and becoming a U.S. citizen in the 1980s, Wang earned a Master's degree from the New School for Social Research. With university degrees from schools located in China and the U.S., Wang is asked by leading universities in the U.S. and China to facilitate academic exchanges, including MBA, LLM and training/certification programs at U.S. universities, for Chinese Government officials, judges and executives.

About True Product ID

True Product ID produces integrators for anti-counterfeiting and security surveillance applications and is a provider of integrated tracking devices. The Company delivers turnkey solutions for governments, armed forces, and industry, through its own proprietary technology and through aggregating the technology, products, and services of third parties via licensing agreements and or joint ventures. For more information about True Product ID, Inc., go to http://www.tpid.net. For more information about True Product ID Technology (Beijing) Limited, go to http://www.trueproductid.com/.

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks described in our filings with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.

Contacts

True Product ID, Inc.
by Ralph Schatzmair
Consultant to the MacKay Group
416-322-2225
ralph@rksconsulting.ca